Exhibit 99.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Agreement”), entered into this ___ day of ___, 2006, by and between AmSurg Corp., a Tennessee corporation with its principal place of business at 20 Burton Hills Boulevard, Nashville, Tennessee 37215 (“Company”), and ___ (“Officer”).
     WHEREAS, the Company and Officer are parties to that certain Employment Agreement, dated ___ (the “Employment Agreement”), pursuant to which Officer serves as the ___ of the Company; and
     WHEREAS, the Company and Officer desire to enter into this Agreement to amend certain provisions of the Employment Agreement.
     NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the Company and Officer hereby agree as follows.
     1. The following shall be appended to Section 6 of the Employment Agreement:
“Notwithstanding the foregoing, Executive will be entitled to a payment under this paragraph 6 only (A) upon Executive’s separation from service with the Company, or (B) if Executive, prior to an actual separation from service, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.”
     2. The following shall be inserted as the last paragraph of Section 8 of the Employment Agreement:
“In the event the receipt of amounts payable pursuant to this agreement within six months of the date of termination would cause Officer to incur any additional tax or penalty under Section 409A of the Internal Revenue Code of 1986, as amended, then payment of such amounts shall be delayed until the date that is six months following Officer’s termination date (the “Earliest Payment Date”). In addition, if and to the extent required to prevent a violation of Section 409A of the Code, the Officer will pay the entire cost of any health insurance benefits provided under this Section 8 of this Agreement for the first six (6) months after the effective date of the termination, and the Company will reimburse the Executive for the Company’s share of such costs as provided in this Agreement on the six-month anniversary of the Executive’s “separation from service” as defined in Section 409A of the Code. If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments.”
     4. Except as expressly modified by the terms of this Agreement, the provisions of the Employment Agreement shall continue in full force and effect.
     5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.
     6. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Tennessee without regard to the choice of law principals thereof.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

AMSURG CORP.
By:
Name:
Title: